Exhibit 23.5

CONSENT OF REVOLUTION PARTNERS, LLC

We hereby consent to (i) the use of our opinion letter dated December 14, 2005 to the Board of Directors of FastChannel Network, Inc. (the "Company") included in Annex C to the Joint Proxy Statement/Prospectus relating to the proposed combination of the Company and Digital Generation Systems, Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

REVOLUTION PARTNERS, LLC

	By:	/s/ Cameron D. Pforr
Cameron D. Pforr
Managing Director
January 17, 2006